Exhibit 10.8

MASTER SERVICES AGREEMENT

BETWEEN

ATYR PHARMA, INC.

AND

SYNGENE INTERNATIONAL LIMITED

Master Services Agreement

This Agreement is executed on this 5th day of November 2012 between

aTyr Pharma, Inc.

A company organized under the laws of Delaware and having its place of business 3545 John

Hopkins Court, Suite 250, San Diego, CA 92121, USA

(hereinafter referred to as ‘aTyr’ which expression shall

include its successors and assigns)

and

Syngene International Limited

a Company incorporated under the laws of India and having its principal place of business at

Biocon Special Economic Zone, Biocon Park, Plot No. 2 & 3,

Bommasandra Industrial Area IV Phase, Bomtnasandra - Jigani Link Road

Bangalore 560 099, India

(hereinafter referred to as ‘Syngene’ which expression shall include its successors and assigns)

Recitals

Whereas, Syngene is an integrated research service provider in the fields of biology and chemistry from early discovery stages through process development and custom manufacturing;

Whereas, aTyr is engaged in research and development of novel protein therapeutics; and

Whereas, aTyr wishes to retain Syngene to perform certain services under this Master Services Agreement for which aTyr and Syngene shall execute one or more Work Orders describing the responsibilities and obligations specific to the applicable services, as set forth on each Work Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein and the mutual benefits to be derived therefrom, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1.	Definitions & Interpretation

1.1 As used anywhere in this Agreement, the following terms shall mean and be interpreted to convey the meanings ascribed thereto in this Article 1.

1.1a “Affiliates” means, in relation to aTyr, any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with such Party and “Control” shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

1.1b “Agreement” means this Master Services Agreement, including “Work Orders executed between the Parties.

1.1c “Batch” or “Batches” means a specific quantity of Product that has uniform character and quality, within limits set forth in the Product Specifications, and that is produced according to a single manufacturing order during the same cycle of manufacture.

1.1d “BMR” or “Batch Manufacturing Record” means the document that sets out in detail the master production instructions and Batch production records as defined in (a) applicable laws and regulations in the United States, including section 211.188 of Tide 21 of the United States Code of Federal Regulations; and (b) Sections 6.4 and 6.5 of the Rules and Guidance for Pharmaceutical Manufacturers and Distributors Part II: Basic Requirements for Active Substances Used as Starting Materials.

1.1e “cGMP” means Current Good Manufacturing Practice as defined in (a) the United States Federal Food, Drug, and Cosmetic Act as amended (21 USC 301 et seq.); (b) relevant United States regulations found in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, 211, 600 and 610); and (c) all applicable principles and guidelines of Current Good Manufacturing Practices for Active Pharmaceutical Ingredients, as such principles and guidelines are amended, implemented and supplemented from time to time, including those set out in the International Conference on Harmonization Of Technical Requirements For Registration Of Pharmaceuticals For Human Use (ICH) Guideline Q7 Good Manufacturing Practice for Active Pharmaceutical Ingredients.

1.1f “Completion” is defined in Section 2.5.

1.1g “Confidential Information” is defined in Section 7.1.

1.1h “Conforming Batch” means a cGMP Batch which (a) has been produced in accordance with cGMP; and (b) meets the Final Product Specifications in the applicable Work Order and/or QC Document.

1.1i “Defect” or “Deficiency” means any one or more of the following with respect to a Product: any damage, non-conformance, or defect, including any impurity, contamination, misbranding or non-conformity in or relating to the Product caused by non-conformance to cGMPs or the Final Product Specifications. Product that is subject to a Defect maybe referred to herein as “Defective”.

1.1j “Deficiency Notice” means a written notice from aTyr identifying one or more Defects with respect to the Product.

1.1k “Disclosing Party” is defined in Section 7.1.

1.1l “Disposition” means the Stage during which all documentation related to cGMP manufacture of each Batch is reviewed and approved by aTyr.

1.1m “Drug Product” means the final dosage form which contains Product in association with other active or inactive ingredients.

1.1n “Effective Date” of this Agreement shall be the date on which the Agreement is fully executed and delivered by both the Parties.

1.1o “Facility” means Syngene’s manufacturing facility located at Biocon Park, Plot No. 2 & 3, Bommasandra Industrial Area IV Phase Jigani Link Road, Bangalore 560 099, India.

1.1p “Final Product Specifications” means the final specifications for any Product to be manufactured by Syngene in accordance with cGMP, as set forth in the applicable Work Order and/ or QC Document.

1.1q “GMP Batch” means a Batch identified in a Work Order to be manufactured in accordance with cGMP and subject to Disposition in accordance with cGMP.

1.1r “GMP Stages” means the Stages identified in the applicable Work Order during which activity associated with cGMP manufacture of Product is intended to take place, including cGMP preparation stages, the Manufacturing Stage, Disposition and reporting.

1.1s “Intellectual Property” means discoveries and inventions (whether patentable or not), copyrights (including copyrights in software), trademarks, neighbouring rights and database rights, trade secrets, Know-How, and any other rights of similar kind as any of the foregoing, whether registered or not, including applications for the registration of such rights.

1.1t “Know-How” means information, data, know-how or experience, including, but not limited to, methods, manufacturing techniques, processes, operating instructions, machinery designs, Product Specifications and formulas, drawings, data, ideas, concepts or any other information relating to research, development and manufacture.

1.1u “Non-Conforming Batch” means (a) for any Batch that is to be manufactured in accordance with cGMP, such Batch has not been produced in accordance with cGMP or the Quality Agreement or does not meet the Final Product Specifications as described in the applicable Work Order and/or QC Document; and/or (b) for any Batch that is not to be manufactured in accordance with cGMP, such Batch does not meet the Final Product Specifications as described in the applicable Work Order and/or QC Document.

1.1v “Non-GMP Stages” means all Stages identified in the applicable Work Order, other than the GMP Stages.

1.1w “Party” or “Parties” means and refers to Syngene and/or aTyr as referred to individually or collectively, as the context permits.

1.1x “Person” means any natural person, firm, company, corporation, trust, government, state or agency of a government or state (including any statutory/public body/authority) or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

1.1y “Process” or “Processing” means the manufacture of any Product in accordance with the Final Product Specifications and the terms and conditions set forth in this Agreement, the Quality Agreement, the applicable Work Order and technology transfer documents.

1.1z “Process Specifications” means the document, which defines the Process, including any critical processing parameters, as agreed between the Parties pursuant to the applicable Work Order.

1.1aa “Product” means the protein or molecule identified in the applicable Work Order.

1.1bb “Product Specifications” means the specifications for any Product to be manufactured by Syngene, as set forth in the applicable Work Order.

1.1cc “Quality Agreement” means the document agreed to by the Parties prior to commencement of any cGMP activities, which sets out (a) the mutually agreed quality standards applicable for the manufacture of Product in accordance with cGMP; and (b) the roles and responsibilities of each Party’s personnel in relation to quality matters.

1.1dd “QC Document” means the document that sets forth the Final Product Specifications for any Product, the schedule for the taking of samples for quality control purposes, details of any subcontract laboratories to be utilized and the final Product label.

1.1ee “Receiving Party” is defined in Section 7.1.

1.1ff “Regulatory Authorities” means the U.S. Food and Drug Administration, the European Medicines Agency, or any equivalent governmental regulatory body which the parties agree in writing, or any successor entity thereto.

1.1gg “Results” is defined in Section 5.2.

1.1hh “Services” is defined in Section 2.8.

1.1ii “Stage” means a stage as described in the applicable Work Order.

1.1jj “Term” means the period as specified in Section 9.1.

1.1kk “Terminating Party” is defined in Section 9.2.

1.1ll “Third Party” means any Person other than Syngene and aTyr.

1.1mm “Timeline” means, with respect to a Service, a timeline within which the project or Services shall be performed and which shall be included in individual Work Orders or as mutually agreed upon from time to time in writing by authorized representatives of each Party.

1.1nn “Work Order” is defined in Section 2.2.

1.2 In this Agreement, while interpreting the terms hereof, amongst others, the following rules of interpretation shall apply:

1.2a references to Recitals, Articles, Addenda and Exhibits are to Recitals and Articles of and Exhibits to this Agreement and all Recitals and Exhibits shall always be read together with and as integral part of this Agreement; and

1.2b the headings are for convenience only and shall not affect its interpretation.

1.3 All terms as defined in this Article 1 or elsewhere in this Agreement shall be identified by capitalized first alphabet, if intended to convey the meaning ascribed anywhere in this Agreement.

Article 2.	Scope of the Agreement

2.1 MASTER SERVICES AGREEMENT. As a “Master Services Agreement”, this Agreement allows the Parties to contract for multiple services through the issuance of multiple Work Orders as discussed in Section 2.2 below, without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers, the provision of Services by Syngene. Accordingly, this Agreement represents a vehicle by which aTyr can efficiently contract with Syngene for a broad range of Services contemplated under this Agreement, including services like development and manufacturing services.

2.2 WORK ORDERS. The specific details of each Service under this Agreement shall be separately negotiated and specified in writing on terms and in a form acceptable to both Parties (each such writing, a “Work Order”). Each Work Order will include, as appropriate, the scope of work, Timeline, consideration/compensation, payment schedule and other relevant technical and commercial terms. Each Work Order shall expressly reference and be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent the Work Order expressly and specifically states the intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits thereto shall be incorporated herein by reference.

2.3 CONDUCT OF WORK ORDERS. Syngene shall manufacture Products in strict compliance with the Process Specifications, the Final Product Specifications, the Quality Agreement and all applicable laws and regulations, including, without limitation, cGMP, and in accordance with the requirements of the applicable Work Order, including quantities and delivery schedules set forth therein.

2.4 SUBCONTRACTORS. Syngene shall not use any Third Party to perform the Services or any part thereof without the prior written consent of an authorized representative of aTyr. Notwithstanding the foregoing, Syngene shall remain responsible and liable for all conduct of any Third Party in connection with the Services.

2.5 WORK ORDER COMPLETION. A Work Order shall be complete when (i) all Stages have been completed under such Work Order and any and all Batches have been manufactured and delivered to, and accepted by, aTyr in accordance with the terms and conditions of such Work Order, the Quality Agreement and this Agreement, and (ii) Syngene has delivered a written notice to aTyr stating that Syngene believes that such Work Order has been completed (“Completion”).

2.6 CANCELLATION OF BATCHES. Unless otherwise stated in the applicable Work Order, aTyr shall have the right to cancel any Batch upon delivery of written notice to Syngene prior to the commencement of such Batch.

2.7 CHANGE ORDERS. Any (a) change in the details of a Work Order, (b) change in the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for Services or suspension of the Services by the Parties) may require changes in the budget and/or Timelines, and shall require a written amendment to the Work Order (a “Change Order”). Each Change Order shall, detail the requested changes to the applicable task, responsibility, duty, budget, Timeline or other matter. The Change Order will become effective upon the execution of the Change Order by both Parties, and will include a specified period of time (as agreed upon by the Parties) within which Syngene will implement the changes. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party. Syngene will not give effect to material changes in the scope of Service until such time that both Parties agree to and execute the corresponding Change Order.

2.8 NATURE OF SERVICES. The Services covered under this Agreement may include manufacturing and development services in the field of chemistry, biology, preclinical, biologics, formulation development, clinical material supply, analytical, stability studies, toxicology, process development, DMPK & bioanalytical, regulatory, cGMP manufacturing and other related services as requested by aTyr and agreed to by Syngene and set forth in the relevant Work Order (collectively, the “Services”).

2.9 REGULATORY ASSISTANCE. During each Work Order and for a period of seven (7) years following Completion, Syngene will provide all necessary assistance to aTyr and its Affiliates and the licensees and sublicensees of either Party (each, an “aTyr-Related Party”), with respect to the regulatory filing activities of any aTyr-Related Party for the applicable Drug Product or Process. Depending on the nature and extent of assistance required by aTyr, the Parties shall agree upon the terms and conditions for such assistance. Syngene will provide copies of any documents, which may be required by any aTyr-Related Party in support of such regulatory filing activities. aTyr shall have the sole right and responsibility for determining regulatory strategy, decisions and actions relating to each Work Order and any Product and/or Drug Product.

2.10 QUALITY MATTERS. As soon as possible following execution of this Agreement and in any case prior to commencement of cGMP activity, the Parties shall execute the Quality Agreement. Each Party shall fulfill its responsibilities as set forth in the Quality Agreement.

2.10a Non-Conforming Batches: If during Disposition, it is ascertained that Syngene has manufactured a GMP Batch that is a Non-Conforming Batch then (i) Syngene shall notify aTyr promptly in writing, but in no event later than five (5) calendar days, after Syngene’s discovery of a Non-Conforming Batch (“Non-Conforming Batch Notice”); (ii) the Non-Conforming Batch shall not be delivered to aTyr, unless aTyr requests it in writing, provided that in the event aTyr requires delivery of the Non-Conforming Batch, Syngene will be entitled to claim the actual cost for the materials used in manufacturing such Non-Conforming Batch; (iii) if aTyr does not wish to take delivery of the Non-Conforming Batch, and aTyr wishes to continue the applicable Work Order, Syngene shall either: (1) rework or reprocess the Non-Conforming Batch in accordance with cGMP, provided that aTyr consents to such rework or reprocessing in writing in advance without any additional cost to aTyr; or (2) if aTyr does not consent to rework or reprocess the Non-Conforming Batch in accordance with cGMP, then to manufacture an additional GMP Batch at Syngene’s expense.

2.10b Determining if any Product is Deficient: aTyr shall send to Syngene any Deficiency Notice within forty-five (45) calendar days after aTyr’s receipt of the Product. Upon receipt of a Deficiency Notice, Syngene shall have ten (10) calendar days to notify aTyr in writing as to whether it agrees that the subject Product is Defective. If aTyr and Syngene fail to agree within ten (10) business days following Syngene’s notice to aTyr regarding whether the Product is Defective or the cause of the Deficiency or both, the Parties shall resolve the dispute pursuant to Third Party testing. In the event that Syngene or an independent laboratory determines that a Defect resulted, Syngene shall, at its sole cost and expense, replace the rejected Product with Product that is not Defective as soon as reasonably practicable, but in no event longer than forty five (45) calendar days after Syngene or an independent laboratory determines that such Defect existed. If both Parties decide that the Defective Product cannot be reworked or used, Syngene shall arrange, at its sole cost and expense, for all such Defective Product to be destroyed in accordance with all applicable laws and regulations and shall deliver to aTyr a certificate of destruction signed by an authorized representative of Syngene.

2.11 MANUFACTURE OF PRODUCT. aTyr will provide appropriate technical assistance, as appropriate, for Syngene to manufacture and deliver the Product. Syngene shall be responsible for all failures, Defects and delays in performing the Services, except as follows: (i) Syngene shall not be liable for failures or Defects solely to the extent such failures or Defects are caused by Syngene’s reasonable reliance on material and information provided by aTyr, or for delays in performing the Services solely to the extent such delays arise from delays caused by aTyr in providing information or technical assistance to Syngene as required under this Agreement (if applicable); provided, however, that if Syngene believes that any material or information provided (or required to be provided) by aTyr under this Agreement is deficient or delayed and that such deficiency or delay may impact Syngene’s performance of its obligations under this Agreement, then Syngene shall promptly notify aTyr in writing of such belief, including in such notice a detailed description of the material or information that Syngene believes is deficient or delayed; and (ii) Syngene shall not be liable for any delay in obtaining project-specific approvals, licenses and permits from government authorities, provided that Syngene has made the required applications in a timely manner for obtaining such approvals, licenses and permits to the appropriate government authorities. All costs associated with obtaining information and/or materials from aTyr shall be borne by aTyr.

2.12 DELIVERY AND STORAGE. Delivery of all material, including any quantity of Product manufactured, will be made Ex Works, the Facility (Incoterms 2010) when Syngene notifies aTyr that such material is available for collection or, in the case of any Batch produced during the cGMP manufacturing stage, five (5) Business Days following notification by Syngene that Syngene has completed Disposition with respect to such Batch or collection of such Batch by or on behalf of aTyr, whichever occurs, first. Risk in and title to all material shall pass on delivery. aTyr shall have an option to request that Syngene store Product and, during such storage, to carry out stability testing on Product, subject to written agreement between the Parties with respect to the terms and conditions therefor and the duration of storage, testing intervals and price payable.

2.13 AUDIT. During the Term and during the period in which Syngene is performing the Services, aTyr or its authorized representatives for the purposes of audit may visit the Facility where the Services are being performed, during normal business hours. The detailed scope of audit and the terms of audit shall be communicated to Syngene at least fifteen (15) days prior to the date of audit. Notwithstanding the foregoing, aTyr may carry out an audit of Syngene upon five (5) business days notice in the event of any Non-Conforming Batch (a “for cause” audit).

2.14 RECORDS RETENTION. On completion of the Services, in accordance with aTyr’s written instructions, Syngene shall either provide aTyr with all records pertaining to the Services or maintain the records in accordance with the request made by aTyr. In the event Syngene is required to maintain records pertaining to the Services for a period beyond seven (7) years from the date of completion of such Service, the Parties shall mutually agree in writing upon the terms and conditions for such maintenance of records.

Article 3.	Regulatory Inspections

3.1 Syngene shall notify aTyr in writing within twenty-four (24) hours of receipt of any notice of any government or regulatory authority inspection, investigation or other inquiry, or other notice or communication of any type, involving the Services, Products, Processes or other materials or records.

3.2 Syngene and aTyr shall cooperate with each other during any such inspection, investigation or other inquiry, including allowing, upon reasonable request, a representative of aTyr to participate during such inspection, investigation or other inquiry, and providing copies of all documents related thereto.

Article 4.	Representations and Warranties

4.1 Both Syngene and aTyr hereby represent and warrant that they have all the corporate, regulatory, legal and other authorizations and licenses to carry out and conduct their respective activities and to execute this Agreement in accordance with all applicable legal and regulatory guidelines and that execution of this Agreement and performance of this Agreement does not and will not breach or cause conflict with any other obligations of Syngene and aTyr, respectively.

4.2 Syngene represents and warrants to aTyr as follows: (i) all Products manufactured by Syngene shall, at the date delivered to aTyr (1) conform to the Final Product Specifications and have been manufactured in compliance with cGMP and the terms of this Agreement, the applicable Work Order and the Quality Agreement, (2) not be adulterated or misbranded, and (3) not be Defective; (ii) Syngene possesses, and shall at all times during the Term of this Agreement possess, all licenses necessary to perform Syngene’s obligations under this Agreement; and (iii) as of the Effective Date, Syngene has not received any warning letters or other similar communication related to the Facility and all deficiencies noted in any Form FDA-483 have been corrected before the Effective Date.

4.3 Syngene warrants that the sale, use or incorporation into manufactured products of all

Products and Services furnished by Syngene hereunder that are either (a) not of aTyr’s design or composition, or (b) not as specified in the Final Product Specifications, will not, except to the extent expressly approved in writing by aTyr in advance, infringe upon any Third Party patent, copyright, trademark, service mark, trade name or other Third Party intellectual property right, and will not misappropriate any trade secret of any Third Party. For clarity, Syngene will not be in breach of this Section 4.3 to the extent such Third Party intellectual property rights are part of Syngene Technical Know-How that is licensed to aTyr under Section 5.2.

4.4 Syngene represents and warrants that: (a) it is familiar with, and has reviewed and understands, the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (b) it has not made nor will it make, directly or indirectly, in connection with its activities on behalf of aTyr, any offer, payment, promise to pay, loan or gift of anything of value to a Government Official, to an immediate relative of a Government Official, or to any other person while knowing or having reasons to suspect that any part of such offer, payment, loan or gift will be given or promised to a Government Official to obtain or retain business or where the offer, payment, loan or gift would (1) violate any applicable law, (2) be contrary to or in violation of the principles set forth in the United Nations Convention Against Corruption that entered into force on December 14, 2005, (3) violate the FCPA, or (4) cause aTyr or any of its parent or affiliated companies (or any of their officers, directors, employees or agents) to be in violation of the FCPA. As used in this Agreement, “Government Official” means: (x) any official, employee, agent, advisor or consultant of a non-U.S. government or any federal, regional or local department, agency, state-owned enterprise or corporation or any other instrumentality thereof, (y) any official or employee or agent of a public international organization, or (z) any official or employee or agent of a political party or candidate for political office. In addition, Syngene shall on each anniversary of the Commencement Date, deliver to aTyr an annual certification of Anti-Bribery and Corruption compliance in a form reasonably acceptable to aTyr.

4.5 Syngene represents and warrants that neither it nor any of its employees nor any of its subcontractors is, or is reasonably likely to become (based on a conviction by the courts or a finding of fault by any applicable regulatory authority): (a) debarred pursuant to the United States Generic Drug Enforcement Act of 1992 (21 U.S.C § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Syngene shall notify aTyr immediately if any of the foregoing is not true for any reason at any time.

4.6 Syngene covenants that it shall not knowingly hire or retain as an officer or employee any person who has been convicted of a misdemeanor or felony under the laws of the United States relating to the regulation of any drug product by the United States Food, Drug, and Cosmetic Act or relating to the regulation of any federal healthcare program by the U.S. Department of Health and Human Services. If at any time a representation and warranty in this Section 4.6 is no longer accurate, Syngene shall immediately notify aTyr of such fact.

4.7 EXCEPT AS SET FORTH IN ARTICLE 4, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, HEREBY ARE DISCLAIMED BY SYNGENE AND ATYR.

4.8 Each Party shall secure and maintain in full force and effect during the Term of this Agreement policies of insurance having policy limits, deductibles and other terms appropriate to the conduct of that Party’s business. Evidence of such insurance in the form of a broker’s letter will be made available for examination upon request of the other Party.

Article 5.	Intellectual Property Rights

5.1 All Intellectual Property owned by aTyr prior to the Effective Date and throughout the Term of this Agreement shall at all times be the exclusive property of aTyr and nothing in this Agreement or in the Work Orders to be agreed upon between the Parties shall constitute or be construed as a transfer of ownership of such Intellectual Property to Syngene.

5.2 All results, findings and improvements (including all Intellectual Property) arising out of or relating to the performance of Services under the Agreement (the “Results”) shall be the sole and exclusive property of aTyr, including the right to amend and alter the Results and to assign and sublicense rights to the Results. Syngene hereby assigns all right, tide and interest in and to the Results to aTyr. However, any results, findings and improvements independently generated by Syngene relating to the general process or analytical aspects generally applicable to protein expression, production, formulation and analytical processes (“Technical Know-How”) shall be exclusively owned by Syngene; provided, however, that, notwithstanding the foregoing, all discoveries or inventions related to the composition or use of any Product or derivative or progeny thereof, and any process, related specifically to the manufacture of any of the foregoing, shall be deemed Results and owned solely by aTyr. Syngene hereby grants to aTyr a non-exclusive, irrevocable, perpetual, royalty-free, fully-paid-up, worldwide license, with the right to grant sublicenses, under the Technical Know-How to use and practice the Technical Know-How to the extent useful or necessary to make, have made, use, sell, offer for sale and import any Product and/or Drug Product Syngene undertakes to take all reasonable measures requested by aTyr, including executing relevant documents/forms in order to have the rights to the Results vested in aTyr, as well as documents necessary for seeking or maintaining protection for its rights.

5.3 Subject to the terms and conditions of this Agreement, aTyr grants to Syngene a non-exclusive, license, without the right to grant sublicenses, to use the Results and aTyr’s Intellectual Property during the Term of this Agreement for the sole purpose of carrying out the Services. Syngene shall not use or practice aTyr’s Intellectual Property for any purpose, other than performing Syngene’s obligations under this Agreement.

5.4 If following Completion or following termination of this Agreement for any reason, aTyr requires Syngene’s technical assistance, then such assistance shall be provided to aTyr by Syngene, The terms under which such technical assistance will be provided shall be agreed upon by the Parties in writing.

5.5 Syngene shall ensure that the Services shall only be undertaken by persons who are either employed by Syngene under an employment contract or who are consultants under a consultancy contract, which provides for the assignment to Syngene of all Results created by them in relation to the performance of the Services, including the right to amend and alter the Results and to assign and sublicense rights to the Results, in order to ascertain that the rights to the Results are vested in aTyr in accordance with Section 5.2 hereinabove.

5.6 The provisions of this Article 5 shall survive any termination of this Agreement.

Article 6.	Consideration

6.1 In consideration for Syngene providing the Services, aTyr shall pay Syngene the fees and expenses as set forth in each Work Order and in accordance with the terms of this Article 6. During the three (3) year period following the Effective Date, the prices for similar services will remain the same in all WOs, with adjustments to reflect only inflation, changes in currency exchange rates and input costs and changes in scope of Services.

6.2 Syngene shall invoice aTyr in accordance with the payment schedule agreed under the specific Work Order and aTyr shall make payment within thirty (30) days from the date of invoice, unless otherwise agreed by the Parties in the specific Work Order. All payments required to be made by aTyr to Syngene shall be made in United States Dollars (USD $).

6.3 All taxes, including import duties, excise duties, VAT, sales tax, and service tax, levied under applicable law that are directly related to the Services shall be borne by aTyr. Syngene shall be responsible for any income related taxes levied under applicable law for the Services governed by this Agreement. At present there are no taxes payable on these services.

Article 7. Confidentiality

7.1 During the Term, either Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) (i) proprietary information, (ii) non-public and/or un-published information,

(iii) Know-How, (iv) information related to Intellectual Property Rights, (v) commercial, financial information and business plans, forecasts, marketing plans, (vi) any materials transferred by the Disclosing Party, (vii) software, algorithms, formulae, (viii) information received under obligations of confidentiality, (ix) information relating to Disclosing Party’s experimental work, research, development, purchasing, customer list, vendors, investors, employees, business and contractual relationships, and (x) any other information, including information disclosed prior to and/or after the Effective Date (“Confidential Information”). Without prejudice to the above, the Disclosing Party may designate the Confidential Information as “Confidential” by an appropriate legend.

7.2 Confidential Information shall be deemed to be the confidential information of the Disclosing Party; provided, however, that notwithstanding the forgoing, all Results and all data and information generated as a result of the Services and related to any Product or Process shall be deemed to be the Confidential Information of aTyr. However, Confidential Information shall not include any information which:

7.2.1. is now in or hereafter comes into the public domain without breach of this Agreement and through no fault of the Receiving Party and can be so demonstrated by the Receiving Party; or

7.2.2. is properly and lawfully known to the Receiving Party prior to the date of this Agreement and can be so demonstrated by the Receiving Party;

7.2.3. subsequent to disclosure hereunder, is lawfully received by the Receiving Party from a third party whose rights therein are not subject to any restriction to disseminate the Confidential Information and can be so demonstrated by the Receiving Party; or

7.2.4. is independently developed by the Receiving Party, without reference to or reliance on any Confidential Information of the Disclosing Party, and can be so demonstrated with contemporaneous written evidence.

7.3 Each Party hereby agrees that the Confidential Information of the other Party shall be used only during the Term of this Agreement and only for the limited purpose of discharging its obligations or exercising its rights under this Agreement.

7.4 Each Party further agrees to accept and keep the Confidential Information of the other Party confidential and to employ the same degree of care as it would employ to protect its own confidential and proprietary formation, which will in any case not be less than reasonable degree of care.

7.5 Nothing in this Article 7 shall preclude disclosure of any Confidential Information of the other Party that is (a) required to be disclosed by any court of competent jurisdiction, or (b) which is required by law to be disclosed (including, without limitation, to a Regulatory Authority, in connection with freedom of information legislation or regulations, or in relation to filings with any recognized stock exchange). If a Party is required to make a disclosure of any Confidential Information of the other Party in accordance with this Section 7.5, it shall only make a disclosure to the extent to which it is required by applicable law or regulation to do so. Notwithstanding the foregoing, such Party shall in each case promptly notify the other Party when any requirement to disclose has arisen, to enable such other Party to seek an appropriate protective order and to make known to the intended recipient the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof. The Party that is required to disclose such Confidential Information shall co-operate in any action which the other Party may in its reasonable discretion decide to take.

Except as expressly stated in this Agreement, nothing in this Agreement or any disclosure of any Confidential Information of the Disclosing Party pursuant to this Agreement shall operate to and/or be deemed to confer, by implication or otherwise, any right, title or interest in or to such Confidential Information unto the Receiving Party or be deemed to grant any license to such Confidential Information to the Receiving Party.

Article 8.	Indemnity

8.1 aTyr shall indemnify, defend and hold harmless Syngene against all Third Party claims, suits, actions, demands, liabilities, expenses and/or losses including reasonable legal fees) (collectively, “Claims”) brought against or suffered by Syngene or its Affiliates or its or their directors, officers, shareholders or employees, and against all reasonable costs incurred in connection therewith, arising out of or resulting from (i) Syngene’s use of aTyr’s materials or Process in its performance of the Services in accordance with applicable laws and regulations, and the terms and conditions of this Agreement, the applicable Work Order and the Quality Agreement, or (ii) aTyr’s use of Product following delivery to aTyr or use of Drug Product, except to the extent such Claims result from (a) Syngene’s breach of this Agreement, the applicable Work Order or the Quality Agreement, including, without limitation, supplying Product that fails to comply with the Final Product Specifications or was not made in compliance with cGMP, (b) any breach of Syngene’s representations, warranties or covenants, or (c) any violation of applicable laws or regulation by Syngene or any of its personnel or contractors.

8.2 Syngene shall indemnify, defend and hold harmless aTyr, its Affiliates and the directors, officers, shareholders, employees and agents of the foregoing (the “aTyr Indemnitees”), against all Claims brought against or suffered by any aTyr Indemnitee and against all costs incurred in connection therewith arising out of, resulting from or related to (a) Syngene’s breach of this Agreement, the applicable Work Order or the Quality Agreement, including, without limitation, supplying Product that fails to comply with the Final Product Specifications or was not made in compliance with cGMP (if applicable), (b) any breach of Syngene’s representations, warranties or covenants, or (c) any violation by Syngene or any of its personnel or contractors of applicable laws or regulation.

8.3 EXCEPT FOR A PARTY’S OBLIGATIONS UNDER THIS AGREEMENT TO DEFEND AND INDEMNIFY THE OTHER PARTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, IN ANY EVENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. Irrespective of the cause or form of action, Syngene’s aggregate liability to indemnify aTyr and/or any third party for any claims, losses or damages arising out of any act or omission of Syngene directly attributable to a particular Work Order shall in no circumstances exceed two (2) times the aggregate consideration paid by aTyr to Syngene under such Work Order, and if the term of the Work Order is beyond one (1) year, then two (2) times the aggregate consideration paid by aTyr to Syngene in the preceding 12-month period.

Article 9.	Term & Termination

9.1 This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, or until terminated by a Party in accordance with the provisions of this Article 9 (“Term”). The Agreement will automatically renew each year thereafter for a period of one (1) year, unless either Party notifies the other Party in writing at least thirty (30) days prior to the renewal date that it does not want to renew the Agreement.

9.2 Notwithstanding the foregoing, either Party (the “Terminating Party”) shall be entitled to terminate this Agreement or any specific Work Order, immediately and forthwith by written notice to the other Party if:

9.2.1. the other Party commits a breach of any material provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice from the Terminating Party identifying the breach and requiring it to be remedied; or

9.2.2. the other Party makes an assignment for the benefit of creditors, voluntary arrangement with its creditors or becomes subject to an administration order; or

9.2.3. the other Party goes into liquidation, except for the purpose of amalgamation, reconstruction, merger or other reorganization and in such manner that the entity resulting from the reorganization agrees to be bound by or assume the obligations imposed on that other Party under this Agreement; or

9.2.4. the other Party faces bankruptcy or the other Party receives a notice for winding up from any of its creditors and is unable to pay the amounts demanded or reply to the same.

9.3 aTyr may terminate this Agreement or any Work Order by giving forty (45) days written notice to Syngene at any time. Such termination maybe effective upon such notice or on such later date specified by aTyr in such notice.

Notwithstanding anything contained in this Article 9, no right or obligation of the Parties shall be affected during the notice period as stated in this Article 9 hereinabove and no termination of this Agreement will affect any rights and obligations of the Parties incurred prior to such termination.

9.4 Sections 2.9, 2.14, 9.4, 9.6 and 9.7 and Articles 1, 5, 7, 8, 10 and 11 shall survive the expiration or earlier termination of this Agreement.

9.5 Termination of any specific Work Order under this Agreement shall not affect the Services being performed under any other Work Orders under this Agreement.

9.6 Upon the expiration or earlier termination of this Agreement, for whatever reason, Syngene shall cease all Services being provided under this Agreement, unless otherwise agreed by the Parties in writing, and aTyr shall make payments under any Work Order executed for any Services that have commenced on/before the effective date of termination or such other date as may be mutually agreed. aTyr shall be liable to pay Syngene for all work completed, work in progress, all materials purchased and all non-cancelable orders placed for providing Services.

9.7 Upon the expiration or earlier termination of this Agreement, the Receiving Party shall return all Confidential Information of the Disclosing Party in its possession. Thereafter, all rights of Receiving Party to use Confidential Information of the Disclosing Party will cease with immediate effect. The Receiving Party shall be entitled to retain one copy of the Confidential Information of the Disclosing Party solely for archival purposes, for regulatory compliance and for enforcing its rights under this Agreement,

Article 10.	Governing Law and Dispute Resolution

10.1 The Parties agree that they shall in good faith work towards implementation of this Agreement and any dispute arising out of or in relation to this Agreement shall be first attempted to be resolved amicably by mutual negotiations, failing which such dispute shall be referred to final and binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association’s International Center for Dispute Resolution (the “Rules”). The sole venue of arbitration shall be New York, USA The arbitration shall be conducted in the English language. Unless otherwise agreed by the Parties, such arbitration shall be decided by a single arbitrator who is knowledgeable in the subject matter at issue in the dispute. The Parties shall attempt jointly to select such arbitrator within thirty (30) days after notice of arbitration is given. If the Parties cannot reach an agreement regarding the sole arbitrator within that time, then the arbitrator shall be appointed pursuant to the Rules. The arbitrator shall prepare and deliver to the Patties a written, reasoned opinion conferring the decision of the arbitrator. The decision of such arbitrator shall be final, binding and conclusive on the Parties, and judgment thereon maybe entered in any court of competent jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of New York, USA, without reference to conflict of law provisions. Each Party agrees that a decision from such an arbitration proceeding may be enforced in any court of competent jurisdiction. Each Party shall also be entitled to injunctive or other equitable relief from any court of competent jurisdiction for a breach of this Agreement where money damages are not an adequate remedy, and the parties agree that an action for such injunctive or other equitable relief maybe maintained in any forum which has jurisdiction over the defendant in such action.

Article 11.	Miscellaneous

11.1 Notwithstanding anything stated elsewhere in this Agreement, neither Party shall be liable to the other Party for any delay in performance of its obligations if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, but not limited to, acts of government, fires, floods, epidemics, accidents, wars, acts of terrorism, riots, casualty, earthquake, destruction of production and research facilities, strikes, lockouts work slowdowns, sick-outs or other labor unrest.

11.2 Syngene shall not assign to any other Person the whole or any part of its obligations under this Agreement, without the prior written consent of aTyr. aTyr may assign this Agreement to any Person without the prior consent of Syngene.

11.3 Any notice or other communication required or permitted under this Agreement will be in writing, and will be deemed given as of the date it is: (a) delivered by hand; or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, to the party at the address listed below, or subsequently specified in writing; (c) registered post with acknowledgement due or (d) sent, shipping prepaid, return receipt requested, by national courier service, to the Party at the address listed below or subsequently specified in writing:

If to Syngene:

Syngene International Limited.

Biocon Special Economic Zone, Biocon Park

Plot No. 2 & 3, Bommasandra IV Phase, Jigani Link Road,

Bangalore 560 009, INDIA

Atten: Chief Operating Officer

Ph No. 91-80-4014 3150

Attention to: M.B. Chinappa

Title: President - Finance

Email: mb.chinappa@syngeneintl.com

With a copy to:
Title:	Legal Counsel
Syngene International Limited

If to aTyr:	aTyr Pharma, Inc.
3545 John Hopkins Court, Suite 250
San Diego, CA 92121
United States
Attn: Vice President, Intellectual Property
Facsimile: +1-858-731-8394
Email: acubitt@atyrpharma.com

With a copy to:	DLA Piper LLP
4365 Executive Drive
Suite 1100
San Diego, CA 92121-2133
United States
Attn: Randy Socol
Facsimile: +1-(858) 677-4401

11.4 The failure, with or without intent, of either Party to insist upon the performance (in strict conformity with the literal requirements) by the other Party, of any term or condition of this Agreement, shall not be treated as, or be deemed to constitute, a modification of any terms or conditions of this Agreement, nor shall such failure or election be deemed to constitute a waiver of any right of such Party, at any time whatsoever thereafter, to insist upon performance of that particular or any other obligation by the other Party, strictly in accordance with any and all terms and conditions hereof.

11.5 Both Syngene and aTyr agree and undertake, during the Term and for a period of two (2) years thereafter, to forbid themselves or any of their Affiliates, representatives, successors or permitted assigns to solicit for employment or otherwise attempt to engage the services, directly or indirectly, in any capacity whatsoever, of any employee of the other Party or of their respective affiliates, successors or permitted assigns. This section shall not prohibit the right to hire any person who responds to a general solicitation for employment.

11.6 All terms, conditions and obligations under this Agreement shall remain in full force and effect at all times during the subsistence of this Agreement, except where otherwise amended or modified by the Parties by mutual written agreement.

11.7 Neither Party to this Agreement is authorized to incur any obligation or liability for or on behalf of the other Party. Neither Party shall be liable for any obligation and or liability incurred by me other Party.

11.8 If any part of this Agreement is declared illegal or unenforceable, the Parties will cooperate in all ways open to them to obtain substantially the same result or as much thereof as may be possible, including taking appropriate steps to amend, modify or alter this Agreement. If any term or provision of this Agreement shall be hereafter declared by a final adjudication of any tribunal or court of competent jurisdiction to be illegal, such adjudication shall not alter the validity or enforceability of any other term or provision of this Agreement, unless the terms and provisions so declared are expressly defined as a conditions precedent or as of the essence of this Agreement, or comprising an integral part of, or inseparable from the remainder of this Agreement.

11.9 The relationship hereby established between the Parties is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship.

11.10 This Agreement will be executed in two original counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.11 Neither Party makes any indemnity, representation or warranty, either express or implied, except for the indemnities, representations and warranties expressly set forth in this Agreement.

11.12 This Agreement, including all Work Orders entered hereunder, together with the Quality Agreement contains the entire understanding between the Parties and supersedes all previous and contemporaneous agreements or understandings with respect to the subject matter of this Agreement.

The Parties have hereunto set their hands hereon this day month and year first hereinabove mentioned.

Executed for and on behalf of		Executed for and on behalf of
aTyr Pharma, Inc.		Syngene International Limited

Signature	/s/ John Mendlein	Signature	/s/ Dhananjay Patankar
Name:	John Mendlein	Name:	Dhananjay Patankar
Title:	CEO	Title:	November 5, 2012

APPENDIX A

Work Order No.